SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ONCOSEC MEDICAL INCORPORATED
(Name of Registrant as Specified in Its Charter)

Alpha Holdings, Inc. Alpha Biolabs, Inc.
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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On December 30, 2019, Alpha Holdings, Inc. released a shareholder letter to the shareholders of OncoSec Medical Incorporated (the “Shareholder Letter”) which can be downloaded at www.VoteNoOncoSec.com. A copy of the Shareholder Letter is attached herewith as Exhibit 1.

December 30, 2019

Dear Fellow OncoSec Stockholders:

You have an important decision to make at the Special Meeting of Stockholders of OncoSec Medical Incorporated on January 17, 2020:

Do you want OncoSec to pursue the change of control transaction with China Grand1 or explore an alternative financing arrangement with Alpha Holdings? We believe the choice is clear.

China Grand Takeover	Alpha Holdings Alternative Financing

Change of Control to a Third Party – A transfer of 53% of the stock of OncoSec in a transaction that would massively dilute stockholders in exchange for $30 million, or roughly 10-12 months of financing.	Alignment of Investor Interests – Raising $30 million in two tranches over the next 12 months. We believe that Alpha’s and the consortium’s interest in OncoSec would be more aligned with the interests of minority stockholders than China Grand.

Eventual Board Takeover – China Grand would control director elections with its 53% stake and also have the ability to appoint up to 5 directors on OncoSec’s Board – even if China Grand reduces its ownership to 23%.	No Board Takeover – No such disproportionate Board takeover under Alpha’s alternative financing.

Restrictions on OncoSec’s Business – So long as China Grand owns 23%, OncoSec cannot take certain actions without China Grand’s permission, including amending its bylaws, repurchasing shares or selling assets.	No Supermajority Blocking Rights – OncoSec would have a greater ability to run its business in its own interest, not China Grand’s.

Veto Over a Potential Sale – With majority control, China Grand would be in a position to block any other potential acquiror.	No Capping of Upside – Alpha would not require terms like the “no talk” agreement or the disappearing “option” that could deter third-party offers.

Licensing Agreement – The license agreement does not require China Grand to develop or sell OncoSec’s licensed products, giving China Grand the right to shelve the products based on its own interests, not OncoSec’s.	No Licensing Agreement – OncoSec would be free to seek additional funds through a licensing deal with a “best efforts” clause and receive compensation for licensing those rights if it chooses to do so. Alpha intends to actively assist OncoSec in this process.

1 When we refer to “China Grand” in this letter, we are referring collectively to China Grand Pharmaceuticals and Healthcare Holdings (“CGP”) and Sirtex Medical US Holdings, Inc. (“Sirtex”), an affiliate of GCP.

No Alignment of Interests – Management’s long-term interests are not aligned with OncoSec’s stockholders.	No Management Severance Costs – We do not believe any management “golden parachutes” would be triggered by Alpha’s proposed transaction.

Torreya Success Fee of $1.2 Million – Torreya is owed $1.2 million if the China Grand transaction closes.	No Torreya Success Fee – Which would mitigate termination expenses, if any, owed by OncoSec.

On December 20, 2019, Alpha Holdings announced that:

•	Alpha would lead a consortium that would provide up to $10 million of financing during the first quarter of 2020 by purchasing OncoSec shares and/or convertible bonds to limit the dilution of existing stockholders.

•	Alpha will seek to ensure OncoSec has the necessary funding in the future for the Company’s continued success, including by providing up to $20 million in additional funding over the next 12 months.

•	To preserve the maximum value of the Company and stockholders’ rights, Alpha’s proposal would require OncoSec to terminate all agreements with China Grand, including the License Agreement with CGP and Services Agreement with Sirtex. In addition, Alpha’s proposal would also require the elimination of all “golden parachute” payments payable to current members of management.

In response to our proposal, OncoSec raised several questions about the details, including why Alpha did not contact OncoSec to discuss the proposal. The answer is simple: Because OncoSec agreed to a “no talk” provision in its deal with China Grand, which states that OncoSec must “not engage in any discussions or enter into any agreements or share any information with any Third Party relating to a Competing Proposal.2”

VOTE DOWN THE CHINA GRAND TRANSACTION TO LIFT THE “NO TALK” PROVISON TO ALLOW ALPHA TO PURSUE ALTERNATIVE FINANCING DISCUSSIONS WITH ONCOSEC

If OncoSec wishes to discuss the terms of our proposal – including price, capital structure, timing or consortium members – we are standing by and ready to engage.

OncoSec tries to divert the issue by blaming Alpha for not having acted sooner.3 But the relevant question is: “Why didn’t the OncoSec Board carry out its fiduciary duty to stockholders by exploring every potential source of financing, including by approaching its largest stockholder, Alpha Holdings, about a potential transaction?”

2 See Section 5.5 of the Stock Purchase Agreement, dated as of October 10, 2019, by and between OncoSec Medical Incorporated and Grand Decade Developments Limited.

3 “Why is Alpha just now putting forward a proposal when they have known about the potential of the CGP/Sirtex Transaction for more than seven months now (since May 2019)?” – OncoSec press release, dated December 20, 2019.

Alpha Holdings believes in OncoSec’s long-term prospects and has stepped up to provide an alternative financing proposal that we believe will enable the Company to raise the capital it needs to continue its operations without giving up control and capping future upside that should belong to OncoSec’s current stockholders.

As OncoSec’s largest stockholder, Alpha has every reason to desire that OncoSec is successful over the long term. We have demonstrated our commitment to this Company – and the alignment of our interests with OncoSec’s minority stockholders – through our actions.

Please visit www.VoteNoOncoSec.com for more information about Alpha’s alternative financing proposal and its opposition to the China Grand Takeover of OncoSec.

YOUR VOTE IS IMPORTANT! VOTE “AGAINST” THE PROPOSED ONCOSEC TRANSACTION

ON THE BLUE PROXY CARD TODAY

We urge you to vote “AGAINST” the China Grand Takeover and demand that your board fulfill its fiduciary duty to all current OncoSec stockholders.

If you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of Alpha’s proxy materials, please contact Okapi Partners at the phone numbers or email address listed below.

+ 1 (212) 297-0720 (Main)

+ 1 (888) 785-6617 (Toll-Free)

Email: info@okapipartners.com

Sincerely,

Alpha Holdings

About Alpha Holdings, Inc.

Alpha Holdings, Inc. is a top-ranked Korean company engaged in the design-development service and manufacturing of system semiconductors, biotechnologies and thermal compound materials. The company, formerly known as Alpha Chips Corp., is headquartered in Seongnam, South Korea and was founded in 2002. Alpha is listed on the KOSDAQ Market.

Forward-Looking Statements

All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation as to future results. Alpha Holdings disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Alpha Holdings has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties.

Any future acquisition by Alpha of securities of OncoSec would be subject to customary closing conditions including: the completion of satisfactory due diligence, the entry into mutually agreeable definitive agreements, the absence of any material adverse changes in OncoSec’s business and other conditions that Alpha deems reasonable under the circumstances. This communication is an indication of Alpha’s interest to acquire securities of OncoSec, however, indications of interest are not binding agreements or commitments to purchase. Alpha may elect to purchase more, fewer or no securities in OncoSec and OncoSec may not agree to enter into any securities transaction with Alpha.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THIS COMMUNICATION IS BEING MADE IN CONNECTION WITH A SOLICITATION OF PROXIES BY ALPHA HOLDINGS, INC. IN RESPECT OF THE PROPOSED TRANSACTION BETWEEN ONCOSEC MEDICAL INCORPORATED (“ONCOSEC”) AND DECADE DEVELOPMENTS LIMITED, A DIRECT, WHOLLY-OWNED SUBSIDIARY OF CHINA GRAND PHARMACEUTICAL AND HEALTHCARE HOLDINGS LIMITED (“CGP”), AND SIRTEX MEDICAL US HOLDINGS, INC. ONCOSEC HAS SCHEDULED A SPECIAL MEETING OF STOCKHOLDERS (THE “SPECIAL MEETING”) IN CONNECTION WITH THE PROPOSED TRANSACTION. ALPHA HOLDINGS, INC. HAS FILED A DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING. STOCKHOLDERS OF ONCOSEC ARE ADVISED TO READ ALPHA HOLDING’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH SEC BY ALPHA WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF “BLUE” PROXY CARD AREAVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

Contacts

Investors

Bruce Goldfarb / Chuck Garske

Okapi Partners

+ 1 (212) 297-0720

Media

Renée Soto / Hugh Burns / Nicholas Leasure

Reevemark

+ 1 (212) 433-4600

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